UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2007

AMERICAN SURGICAL HOLDINGS, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-50354	98-0403551
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

10039 Bissonnet Street, Suite #250 Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	713-779-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:

On November 21, 2007, American Surgical Holdings, Inc. (the "Company") reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on that date (the “Original Report”), its intent to restate previously-issued financial statements included in the Company’s Quarterly Report on Form 10-QSB for the period ended June 30, 2007 and the Company’s plan to amend its Form 10-KSB for the year ended December 31, 2006.  This Current Report on Form 8-K/A amends the Original Report in order to disclose the anticipated filing date of the Company’s restated financial statements and to clarify the extent of anticipated revisions to the Form 10-KSB for the year ended December 31, 2006.

ITEM 4.02             Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 3, 2007, the Company advised its’ independent auditor, Webb & Company, that it had discovered errors in the processing of Company payroll.  After discussion with the Company, on November 12, 2007, Webb & Company,  notified the Company that they recommended the restatement of the previously-issued financial statements included in the Company’s Quarterly Report on Form 10-QSB for the period ended June 30, 2007.  In accordance with the recommendation of the Company’s independent accountants, management made a determination that the previously issued financial statements included in the Company’s Quarterly Report on Form 10-QSB for the period ended June 30, 2007 could no longer be relied upon and should be restated.

The financial statements for the period ended June 30, 2007 will be restated to correct the effects of errors made therein.  The errors relate to the fact that in March 2007, the Company finalized its compensation arrangements with Zak Elgamal and Jaime Olmo-Rivas, which included payments to corporate entities owned by these individuals.  As part of the new arrangements, certain employees who are related to Messrs. Elgamal and Olmo-Rivas were transferred from the Company to these corporate entities. In November 2007, the Company discovered several errors in its payroll processing, as these employees continued to be erroneously paid by the Company following their separation in an amount of approximately $104,000. As soon as the error was discovered by the Company, these employees were removed from the Company’s payroll and amounts erroneously paid to these employees since March 2007, were repaid in full in November 2007. Additionally, it was discovered that during 2007 certain significant shareholder employees were erroneously paid an amount over their contracted remuneration. These amounts, totaling $38,000, were repaid in full in November 2007.

As a result of these errors, the Company is required to restate its financial statements in the Form 10-QSB for the period ended June 30, 2007 to reflect a net reduction of approximately $63,000 to its previously reported loss.  As required, the Company is filing this Form 8-K disclosing that the Company’s financial statements set forth in the Form 10-QSB for the quarter ended June 30, 2007 should no longer be relied upon, and that the financial statements presented in the Form 10-QSB/A  that the Company plans to file supersede such prior financial statements.

In addition to the planned restatement of the Company’s financial statements for the quarter ended June 30, 2007 and the planned amendment of its Form 10-QSB for the quarter ended June 30, 2007, the Company plans to amend its Form 10-KSB for the year ended December 31, 2006 to report the amounts earned by certain of the related parties discussed above, which amounts were not previously disclosed as having been paid to related parties. These omissions do not change the results of operations or financial condition of the Company for the year ended December 31, 2006 and will not require the amendment of any of the Company’s Forms 10-QSBs filed during 2006.

The Company anticipates that the amended Form 10-KSB for the year ended December 31, 2006 will include, among other things, (i) disclosure relating to controls and procedures, executive compensation and certain relationships and related parties with respect to revised compensation totals for the Company’s executive officers (which revisions do not affect the results of operations or the financial condition of the Company for the year ended December 31, 2006, because the aggregate compensation expense recorded by the Company did not change), (ii) disclosure regarding a bankruptcy proceeding involving the prior employer of one of the Company’s executive officers, (iii) disclosure of the failure of two beneficial owners of more than 10% of the Company’s outstanding common stock to timely file reports required by Section 16(a) of the Exchange Act and (iv) corrections to the number of shares reported as beneficially owned by certain officers.

The Company anticipates filing Form 10-QSB/A for the quarter ended June 30, 2007 and Form 10-KSB/A for the year ended December 31, 2006 on or before December 7, 2007.

The executive officers of the Company discussed with the Company’s independent auditors the matters disclosed in this Item 4.02 of the Form 8-K and the Company has provided a copy of this disclosure to its independent auditors.  In response, the Company’s independent auditors have furnished to the Company a letter addressed to the Commission stating that they agree with the statements made by the Company in this Item 4.02.  A copy of this letter is attached as an exhibit to this Form 8-K.

Item 9.01              Financial Statement And Exhbits.

(d)	Exhibits

Exhibit 7.1 - Letter dated December 5, 2007 from Webb & Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SURGICAL HOLDINGS, INC.

Dated: December 5, 2007	By:	/s/ Zak Elgamal
Zak Elgamal Chief Executive Officer